Exhibit 99

MEREDITH CORPORATION
4QFY 2004 INVESTOR CONFERENCE CALL

The conference call is scheduled to begin at 11:00 a.m. EDT on Tuesday, August 3, 2004. Participants-Meredith Management and webcast vendor, CCBN-should dial 888-788-6201 approximately 5-10 minutes prior to the start time and check in with the conference call operator. Domestic investors should dial 888-788-6201[International 610-769-2393]; the password is Meredith Corporation. During this time, the operator will conduct an audio check and let us know how many people are on the line.

At our introduction, the operator will inform participants that the conference call is starting and tell listeners the procedure for asking a question following the formal remarks. Then the operator will introduce Jim Jacobson.

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith. Bill Kerr, Chairman and Chief Executive Officer, will start today with an overview of fiscal 2004 and our fourth quarter. Steve Lacy, President and Chief Operating Officer will follow with a review of our two business groups. Then, Bill will discuss our outlook. At the conclusion of the call, they and Suku Radia, Chief Financial Officer; Kevin O'Brien, President of the Broadcasting Group; and Jack Griffin, President of the Publishing Group will be happy to respond to your questions.

Let me take care of a few housekeeping items. We will refer to non-GAAP measures, that in conjunction with GAAP results, provide additional analytic tools to understand our core operations. Tables that reconcile GAAP results to non-GAAP measures and present the Company's results prior and subsequent to the change in accounting policy of its network affiliation agreements have been posted to our web site. A transcript of this call will be posted to our website, as well.

In our remarks today we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A comprehensive description of the risk factors can be found in our earnings release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

Now, Bill will begin the presentation.

BILL KERR

Thanks, Jim, and welcome to everyone.

Let me begin with an overview of the year. Our financial performance in fiscal 2004 was the best in our 102-year history. Our net earnings rose 26 percent to a record $110.7 million. Earnings per share rose 24 percent to $2.14, a record as well. Our net profit margin improved more than a full percentage point to 9.5 percent. Our results throughout this call reflect an accounting change related to the amortization of our network affiliation agreements, which I will discuss momentarily. Without that change, our earnings per share would have been $2.20 for the year.

The market rewarded our strong performance throughout fiscal 2004, and we finished with a 25 percent increase in our share price.

Both of our business groups improved their margins and outperformed their peers.

    Broadcasting improved its EBITDA margin by nearly 3 points to 32.3 percent. Our revenues were up 6 percent versus the average increase of about 2 percent for those broadcasters that have reported to date.

    Publishing increased operating profit margin more than a point to 18.5 percent. Our magazine advertising pages were up 9 percent while the industry's pages declined 1 percent, per PIB for the twelve months ended with the June issues.

These outstanding results continue to confirm that our core strategies and growth initiatives are working. In Broadcasting, we continued to improve our ratings and share, converted the improved ratings to additional revenue, extended our audience reach by adding both a new television and radio station, leveraged our Cornerstone programs to grow revenue, and continued to reduce film amortization costs.

In Publishing, we gained market share in magazine advertising, increased the rate base of our mid-size titles, and benefited from operating the American Baby Group for a full year. We extended our brand licensing and product sales initiatives, utilized our database expertise to help secure new custom marketing programs, grew our interactive media operations, and produced outstanding results in our integrated marketing operations.

Looking at the fourth quarter, we ended a record year on a strong note:

    Earnings per share grew 33 percent in the quarter to $0.76;

    Operating profit increased 27 percent;

    Operating profit margin increased to 23 percent from 18 percent;

    Total revenues increased 3 percent; and

    Total advertising revenues rose 6 percent.

Let me reiterate that I am particularly pleased with the advertising performance of both business groups and especially the outstanding results from Integrated Marketing in fiscal 2004.

Now, I want to share my thoughts on two topics. First, you are aware of the publicity surrounding circulation issues in the magazine and newspaper industries. Even though our circulation revenues have declined slightly, our circulation model continues to be highly profitable.

Second, the newsstand environment remains challenging; however, as Steve will elaborate, we took steps which we believe will enhance the performance of our newsstand-only special interest publications.

Now, let me comment on the previously mentioned accounting adjustment. We took this step to reflect a position newly taken by the staff of the SEC regarding network affiliation agreements.

At the beginning of fiscal 2003, we adopted SFAS No. 142, which required that goodwill and indefinite-lived intangible assets no longer be amortized. Since the adoption of SFAS No. 142, we - and most other broadcasters - treated network affiliation agreements as having indefinite lives and ceased recording amortization expense on such agreements.

The staff of the SEC recently determined that television broadcasting companies should amortize network affiliation agreements over the lives of the agreements, including renewals, during which they will not be materially modified. As a result, we have changed our accounting policy for our network affiliation agreements, and we resumed amortizing these assets, utilizing lives ranging from 25 to 40 years, depending on the network involved. In our upcoming Form 10-K we will provide restated financial statements for fiscal 2003 and quarterly data for fiscal 2003 and the first three quarters of fiscal 2004.

Now, Steve will provide more detail on both business groups starting with Broadcasting.

STEVE LACY

BROADCASTING

Thanks, Bill. Broadcasting continued its momentum and completed a very strong year. We replaced $21 million in net political advertising revenues from fiscal 2003 and grew total revenues 6 percent and non-political revenues 13 percent. We improved EBITDA in most of our markets, growing total EBITDA 16 percent.

We realized $6.1 million in net political advertising revenues in fiscal 2004, most of which came in the second half of the year. Our stations in Phoenix, Kansas City, Saginaw and Portland benefited most from the political advertising revenues.

Broadcasting's fourth quarter was also impressive, as EBITDA rose 41 percent; EBITDA margin improved to 40 percent from 32 percent; and we grew revenues and EBITDA in all our markets. Our quarterly revenues were up 15 percent, while the industry increased about 8 percent. We grew non-political revenues 11 percent, versus about 4 percent for the industry.

Improving ratings and share for our news is an important element of our growth strategy and we posted significant year-over-year gains in the May ratings book. In adults 25-54, we improved audience share in 58 percent of our total local news day-parts and in two-thirds of our late newscasts.

Let me provide a few examples:

    At our CBS affiliate in Phoenix, the late newscast's share improved 40 percent and the station's 6 p.m. news was up 33 percent.

    At our FOX affiliate in Portland, we increased share for every newscast. The 10 p.m. newscast improved 25 percent, and the share for the 6 to 7 a.m. news more than doubled to 33. One out of every three television sets turned on in the market was tuned to our morning news.

Our CBS affiliates in Hartford, Kansas City, and Saginaw increased share for about 70 percent of their news day-parts. As we have told you, our goal is to be the number one news station in all of our markets. I am particularly pleased that WNEM in Saginaw became number one, joining our Hartford station with that distinction.

We continued to expand our reach. In addition to our new CBS-television affiliate in Springfield, Massachusetts, we acquired an AM radio station serving Saginaw-Bay City, Michigan. We will leverage the resources of our television station in Saginaw as we re-launch WNEM-AM with an all news format this week.

We closed the year by entering a contract to purchase WFLI-TV, the WB affiliate in Chattanooga, Tennessee, and we expect the transaction to close in August. This acquisition is the first WB affiliate in our lineup and adds to our regional station cluster in the Southeast.

Looking at other sales initiatives, our Cornerstone revenues grew 38 percent. These programs, which allow our stations to tap into our Publishing assets to create proprietary advertising packages, continue to be a key point of differentiation from our competitors. These programs, in combination with Internet sales and additional marketing initiatives focused on local interests and events, produced more than $20 million in revenues for the fiscal year.

In addition to increasing revenues, we benefited from lower film amortization expenses. We achieved this reduction as a result of a more disciplined approach to procuring syndicated programming without sacrificing quality. For fiscal 2005, we expect film amortization to remain in the low $30 million range.

Looking forward to the first quarter of fiscal 2005, our television pacings are currently up in the high single digits. Political advertising books late and a number of our stations are in hotly contested markets. Now, let's shift to Publishing.

PUBLISHING

Bill has already told you how pleased we are with Publishing's advertising gains and our strong growth in Integrated Marketing. I'm equally pleased to fill in a little more detail about our performance. Let me again start with the numbers for the fiscal year.

    Operating profit grew 16 percent.

    Operating profit margin improved more than one percentage point to 18.5 percent.

    Total Publishing revenues increased 8 percent and were up 5 percent excluding the American Baby Group.

    Total Publishing advertising revenues rose 10 percent and were up 6 percent excluding American Baby.

Publishing closed the year with a strong fourth quarter as well:

    Operating profit grew 14 percent.

    Operating profit margin increased to 23 percent from 20 percent.

    Total Publishing revenues were essentially flat, with growth in advertising and Integrated Marketing offset by declines in circulation and books.

Our profit growth reflects exceptional cost leverage in the quarter. Total Publishing expenses were down 4 percent. We experienced declines in subscription acquisition costs, other SG&A-related expenses, and volume-related paper, postage and printing costs.

Now let's look more closely at our Publishing operations, starting with our magazines.

In fiscal 2004, our titles continued to gain advertising market share. According to PIB for the 12 months ended with the June issues, we increased our share of overall magazine advertising revenues to 6.7 percent. This was the third consecutive year in which we have increased our overall share of magazine industry advertising. Better Homes and Gardens and Ladies' Home Journal increased their combined share nearly one percentage point to 44 percent of the women's service field, while Traditional Home and Country Home improved their share 6 and 7 points, respectively.

One of the strong contributors to our advertising success is our circulation strategy, which is based on long-term, direct-to-publisher subscriptions captured primarily through direct mail and the Internet. This model results in a significant percentage of the rate base for our major magazines coming from subscriptions. You may be aware of the challenges surrounding the circulation practices by some members of the magazine and newspaper industries. We have consistently stressed the integrity of our circulation to advertisers and have benefited from our model.

Circulation profits rose in fiscal 2004 even though we invested more in direct mail sources. Circulation revenues declined primarily due to industry weakness at the newsstand, and lower subscription revenues for certain titles resulting from longer terms on direct mail offers.

In the case of our newsstand-only special interest publications, we conducted a thorough analysis and eliminated certain titles that were marginal performers from a profitability standpoint. In fiscal 2005, we will publish approximately 150 special interest publications, down from about 160 in fiscal 2004. The remaining product will be on sale for longer periods of time, which should help sell-through rates. We will continue to focus on retail outlets where our home and family publications sell best, including a broadened presence in home centers such as The Home Depot and Lowe's, and in mass merchandisers.

I believe our consumer database, our subscription expertise, and the adjustments made to our newsstand business will allow us to stabilize and grow our circulation revenue over time. Our priority is profitability, and we will continue to generate meaningful circulation profits.

Now let's look at books and then Integrated Marketing, our custom publishing operation. Our book business had lower results in the fourth quarter due primarily to higher than expected returns for some of our licensed titles. Despite the fourth quarter, fiscal 2004 was the second best year in the history of our book business and we made key inroads into new categories, including children's books, and in opening new distribution channels.

Integrated Marketing produced an outstanding year in both revenues and profits. Our larger programs were the monthly programming guide for DIRECTV and customer loyalty publications for DaimlerChrysler and Carnival Cruise Lines.

In addition I'll describe a new client activity. We've established a program for Hyundai to build brand loyalty, increase dealer traffic, and generate repeat business. We will deliver a series of communications to Hyundai owners via custom magazines, e-mail, direct mail and online messages. This program goes beyond these traditional services to utilize our database expertise and technology infrastructure. We are configuring a database of Hyundai vehicle owners to be hosted on our technology platform. We will then overlay Meredith data on Hyundai's owner information. We believe this new application of our database will attract additional clients who want to avail themselves of the benefits of our advanced technology profiling capabilities.

Looking to the first quarter of fiscal 2005, total Publishing advertising revenues are currently running up in the high single digits.

Now, I'll turn it back to Bill for concluding remarks, including our outlook for the first quarter and all of fiscal 2005.

BILL KERR

Thank you Steve. Let me reiterate that fiscal 2004 was a great year. I'm pleased with the performance of both of our businesses and we are experiencing a continuation of this momentum. For all of fiscal 2005, we expect to grow earnings per share in the high teens, consistent with our previously stated objective for a political year.

Steve has already reported that broadcast pacings and publishing advertising revenues are currently up in the high single digits for the first quarter of fiscal 2005. We expect first quarter earnings per share to increase 20 to 25 percent from the $0.37 we earned in the first quarter of fiscal 2004. Remember the $0.37 is adjusted for the accounting change regarding network affiliation agreements.

As we look forward, we feel good about both of our businesses. There are uncertainties that may affect our future results. Among these are overall advertising, and in particular, the amount of political advertising at our television stations; the performance of our retail based businesses, primarily our special interest publications and books; and paper costs. Even with these unknowns, we believe we will have a strong fiscal 2005.

Before we take your questions, I want to remind you of two major management promotions we announced in the fourth quarter. As part of our managed succession planning, Steve was named President and Chief Operating Officer and Jack Griffin was named Publishing Group President. With Steve now responsible for all of our operations, and with Jack in charge of Publishing and Kevin at the helm of Broadcasting, we have superior leadership in operations. This leadership in combination with our presence as America's leading home and family publisher, our line-up of eight television stations in top 35 markets, positions us well to continue our profitable growth and achieve our long-term margin and EPS targets. I look forward to a strong fiscal 2005.

Now we'll take your questions.